Exhibit 99.1

MARLA A. RYAN APPOINTED CHIEF EXECUTIVE OFFICER OF DESTINATION MATERNITY

- Anne-Charlotte Windal Appointed Independent Chair of the Board –

MOORESTOWN, N.J. – (May 30, 2018) – Destination Maternity Corporation (NASDAQ: DEST) today announced that the Company’s Board of Directors has appointed Marla. A. Ryan to the position of Chief Executive Officer, effective immediately. Ms. Ryan replaces Melissa Payner-Gregor, who served as an interim CEO since January 2018 and director of the Company since August 2009. Ms. Payner-Gregor is exiting the Company to pursue other opportunities.

“I am honored to take on the leadership of Destination Maternity and its iconic brand portfolio including Motherhood and A Pea in the Pod,” said Ms. Ryan. “It is an exciting time for the Company as we embark on important efforts to unlock Destination Maternity’s full potential, with a focus on performance and improving shareholder value. I look forward to working closely with the board and all our employees to implement a comprehensive and attainable business plan geared toward accelerating revenue growth, rationalizing expenses and improving our profitability.

The newly appointed independent Chair of the Board of Directors, Anne-Charlotte Windal, said, “The entire Board is confident in Marla’s experience and ability, and will work closely with her to drive growth, increase sales and help return the Company to its historic success and profitability. We believe that Marla is the ideal leader to drive immediate change at Destination Maternity.”

Ms. Ryan brings more than 25 years of experience in branded apparel and retail, as well as extensive experience consulting to Fortune 500 companies. Ms. Ryan is also the founder and Chief Executive Officer of Lola Advisors LLC, a business consultancy working in the apparel, beauty and wellness sectors. Prior to founding Lola Advisors LLC, Ms. Ryan was employed by Lands’ End from 2009 through 2017, most recently serving as Senior Vice President of Retail. In this role, Ms. Ryan managed the Retail business unit, including Lands’ End shops at Sears, retail and outlet stores, and served as a member of the Executive Leadership Team. From 2009 to 2012, Ms. Ryan held various senior positions at Lands’ End, including Senior Vice President of Global Omni-Merchandising and Vice President of Retail. From 2002 to 2009, Ms. Ryan served in various senior positions at J.Crew, Inc., including Vice President of Crewcuts, J.Crew’s children’s apparel division. Prior to that, she served in various merchandising and management roles at Brooks Brothers, American Eagle, Abercrombie & Fitch and The Gap, Inc.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this release or made from time to time by management of the Company, including those regarding management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully manage our real estate relationships, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), availability of suitable store locations, our ability to develop and source merchandise and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this release. The Company assumes no obligation to update or revise the information contained in this release (whether as a result of new information, future events or otherwise), except as required by applicable law.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 28, 2017, Destination Maternity operates 1,147 retail locations in the United States, Canada and Puerto Rico, including 501 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 646 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of October 28, 2017, Destination Maternity has 208 international franchised locations, including 16 standalone stores operated under one of the Company’s nameplates and 192 shop-in-shop locations.

Media Contact

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Dan Zacchei, 212-486-9500

Dzacchei@sloanepr.com

Or

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sbraunstein@sloanepr.com

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